Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

James R. Sutow; Jerry Sutow, as Trustee under the Revocable Agreement of Trust of
Jerry Sutow dated 7/18/02; and Rita Sutow, as Trustee under the Revocable
Agreement of Trust of Rita Sutow dated 7/18/02

and

Chapel Steel Corp.

and

Reliance Steel & Aluminum Co.

and

RSAC Management Corp.

Dated May 31, 2005

i

	(a)	Notice	29

	(b)	Insurance and Other Third Party Claims	29

19.4	Specific Indemnities		29

	(a)	Environmental Indemnity	29

	(b)	Employee Benefit Plan Indemnity	30

	19.5	Limitations	30

	19.6	Exclusive Remedy	30

20.	Binding		30

21.	Entire Agreement		31

22.	Amendment		31

v

		Page
23.	Severable	31

24.	Notices	31

25.	Attorneys’ Fees	32

26.	No Waiver	32

27.	Further Assurances	32

28.	Counterparts	32

29.	Governing Law	32

30.	Captions	32

31.	Exhibits	33

32.	Waiver of Jury Trial; Alternative Dispute Resolution	33

	Exhibit A: Glossary

	Exhibit B: Holdback Agreement

	Exhibit C: Option to Purchase

	Exhibit D: Opinion of Counsel for Sellers and the Company

	Exhibit E: Opinion of Counsel for Buyer

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 31, 2005, by and among those persons listed on the attached Schedule 5.1 (collectively, “Shareholders” or “Sellers”), Chapel Steel Corp., a Pennsylvania corporation (the “Company”), and Reliance Steel & Aluminum Co., a California corporation (“Reliance”) through its wholly-owned subsidiary RSAC Management Corp., a California corporation (“RSAC”), (collectively, Reliance and RSAC shall be referred to herein as “Buyer”).

RECITALS

     A. The Company is a metals service center company, specializing in steel plate, with facilities located in Pennsylvania, Illinois, Alabama, Texas and Oregon (collectively, the “Facilities”), as set forth on Schedule 6.19, and leases space in public warehouses in Ohio and Ontario, Canada.

     B. Sellers own all of the issued and outstanding capital stock of the Company and any outstanding rights to acquire any capital stock of the Company.

     C. Buyer desires to purchase all of the issued and outstanding shares of the capital stock of the Company and any rights to acquire any capital stock (collectively, the “Shares”), and Sellers desire to sell the Shares to Buyer, subject to the terms and conditions of this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and undertakings contained in this Agreement, Sellers, the Company and Buyer hereby agree as follows:

     1. Definitions. All terms in this Agreement having an initial capital shall be defined as set forth in that Glossary which is attached hereto as Exhibit A and incorporated herein by reference.

     2. Purchase and Sale of the Shares. On the Closing Date, Sellers shall sell, assign, transfer and deliver all right, title and interest in and to the Shares to Buyer, and Buyer shall purchase all of the Shares from Sellers, for the purchase price and subject to all other terms and conditions set forth in this Agreement. The Shares shall be transferred to Buyer free and clear of all liabilities, liens, mortgages, encumbrances, debts, obligations and security or other third-party interests of whatever nature.

     3. Purchase Price.

          3.1 Amount. The total purchase price for the Shares and the covenant not to compete set forth in Section 14 shall be $110 million, subject to adjustment as provided in this Agreement and in the Holdback Agreement (the “Purchase Price”).

          3.2 Payment.

               (a) At the Closing, Buyer shall pay $105 million by check or wire transfer directly to Sellers in the respective amounts shown on Schedule 5.1 for their respective portions of the Shares, including $50,000 each to James Sutow and Jerry Sutow for the covenant not to compete as set forth in Section 14 (collectively, “Payments at Closing”). The balance of $5 million (“Holdback”) shall be deposited by Buyer into an escrow account in accordance with that Holdback Agreement attached hereto as Exhibit B and incorporated herein by reference (the “Holdback Agreement”).

               (b) Buyer shall make a claim against the Holdback for any indemnifiable Losses due from any Seller under Section 19, subject to the limitations set forth therein. In accordance with the Holdback Agreement, the Holdback shall be released to Sellers, less the amount of the claims made against the Holdback pursuant to Section 19 hereof that have been paid or that are then pending under the Holdback Agreement, within five (5) business days following expiration of the Holdback period.

     4. Closing.

          4.1 Closing. The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Buyer, 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, on or about July 1, 2005 (the “Closing Date”), or at such other place or on such other date as Sellers and Buyer may mutually agree, but no later than August 1, 2005. The Closing shall be deemed to take place at 12:01 a.m. on the Closing Date. The Closing may occur by deliveries by wire transfer and facsimile and overnight courier.

          4.2 Delivery. At the Closing, Sellers shall deliver to Buyer the certificates and all other documents representing all of the Shares, duly endorsed for transfer or accompanied by duly executed stock powers with signatures guaranteed.

          4.3 Facsimile Transmissions. Any agreements, documents or certificates transmitted by one party to another party by facsimile shall be deemed to have full force and effect as if the facsimile signatures were originals. This Agreement and any originally-executed documents required for the Closing may be transmitted by facsimile, and the party so transmitting such documents shall forward the originals to the other party by overnight courier promptly thereafter. Failure to transmit such original documents by overnight courier shall not affect the validity of the facsimile documents.

     5. Representations and Warranties of Sellers. Sellers, severally and not jointly, represent and warrant to Buyer as follows, which representations and warranties are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

          5.1 Ownership. Such Seller is the only record and beneficial owner of those Shares set forth opposite such Seller’s name on Schedule 5.1, and such Shares are free and clear of all liens, claims and encumbrances. The Shares constitute all of the issued and outstanding capital stock of the Company. Upon delivery to Buyer at the Closing of the certificates representing the Shares, duly endorsed by Sellers for transfer to Buyer, Buyer shall be the lawful owner of the Shares, free and clear of all liens, security interests, pledges, claims and encumbrances other than liens, security interests, pledges, claims or encumbrances arising from any act or failure to act, by Buyer. Schedule 5.1 sets forth the name and address of each Shareholder and the number and type of shares owned by each. Except as set forth on Schedule 5.1, there are no voting trusts, warrants, options, rights of first refusal, Shareholders’ agreements or other agreements or proxies or any conversion, redemption, pre-emption or registration rights with respect to the Shares. Any agreements listed or described on Schedule 5.1 shall be terminated on or before the Closing.

          5.2 Power and Authority. Such Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and all documents and instruments specified in it and to perform such Seller’s obligations under this Agreement and all documents and instruments specified in it. The execution, delivery and performance of this Agreement by such Seller and all other agreements, documents and instruments specified herein have been duly authorized by all necessary corporate, partnership, trust, limited liability company or individual action of such Seller.

          5.3 Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          5.4 No Default. Neither the execution, delivery or performance of this Agreement by such Seller, nor the consummation of the transactions contemplated by this Agreement, shall (whether with or without notice or the passage of time or both) (a) violate any provision of any operating agreement, trust agreement or partnership agreement to which such Seller is a party or by which such Seller or such Seller’s Shares or any other property or assets of the Company may be bound, (b) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or other agreement (written or oral) to which such Seller is a party or by which such Seller or such Seller’s Shares or any other property or assets of the Company may be bound or affected, (c) result in the creation of any lien, security interest, charge, encumbrance or other similar right of any Person upon such Seller’s Shares or the other assets or property of such Seller pursuant to the terms of any such mortgage, bond, indenture or other agreement, (d) violate any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, such Seller or upon such Seller’s Shares or the other assets, property or business of such Seller or (e) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), constitute a violation by such Seller of any applicable law, rule or regulation of any jurisdiction as such law, rule or regulation relates to such Seller or to such Seller’s Shares or the other assets, property or business of such Seller.

          5.5 Access to Information. James Sutow is an officer and director of the Company, Jerry Sutow and Rita Sutow are the parents of James Sutow and have previously been officers and directors of the Company, and all Sellers have had the opportunity to make such inquiry, investigation and examination, and have such knowledge, regarding the books of account, minute books, stock record books and other records of the Company and the operations, assets, properties, condition (financial or otherwise), results or prospects of the Company as each such Seller deems necessary in order to make an informed decision regarding such Seller’s sale of his or her Shares to Buyer on the terms and subject to the conditions set forth in this Agreement.

          5.6 Accurate Representations. Each representation and warranty made by such Seller in connection with this Agreement, including those in this Agreement or in the schedules or exhibits, and all other written information provided to Buyer by such Seller or the Company, is true, accurate and complete in all material respects. No representation or warranty made by such Seller contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not in light of the circumstances under which they were made, misleading. There is no fact which such Seller has not disclosed to Buyer of which such Seller is aware and which could reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement or the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects; provided that this representation does not extend or apply to information generally known in the metals service center industry.

     6. Representations and Warranties Regarding the Company. The Company and Sellers, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties are true and correct on the date of this Agreement:

          6.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and, except as set forth on Schedule 6.1, is qualified to transact business and is in good standing in the States of Illinois, Alabama, Texas, and Oregon. The Company does not own, lease or operate real property, maintain employees or otherwise transact business in any other state or country such that would require the Company to qualify to transact business in any other jurisdiction and where the failure to so qualify would have a material adverse effect on the Company. The Company has the corporate power and authority to own, lease and operate its assets, property and business and to carry on its business as such business now is being conducted. The Company has delivered to Buyer certified copies of its charter documents and bylaws, and all amendments thereto, and all minute books and stock records or books of the Company, all of which are true, correct and complete.

          6.2 Authority. The execution, delivery and performance of this Agreement by the Company and all other agreements, documents and instruments specified herein have been duly authorized by all necessary corporate action of the Company. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated herein will result in a breach or violation of, or default under, or conflict with, the Company’s charter documents or bylaws, or any law, rule, regulation, judgment, order, decree, mortgage, agreement, indenture, instrument or arrangement applicable to the Company.

          6.3 Subsidiaries and Affiliates. The Company does not have any subsidiaries or affiliates, other than the Shareholders. Except as set forth on Schedule 6.3, the Company does not own, directly or indirectly, any capital stock or other debt or equity interest in any corporation, partnership, limited liability company, joint venture or other entity or association.

          6.4 Outstanding Capital Stock. The Company is authorized to issue 100,000 shares of common stock, $1.00 par value, of which 597 shares of voting common stock, together constituting the Shares, are as of the date of this Agreement and will be on the Closing Date issued and outstanding. The Company holds 500 Treasury shares of common stock. The attached Schedule 5.1 lists the names and addresses of all shareholders of the Company showing the number and type of shares held of record and beneficially by each such person. No other class of capital stock of the Company is authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable.

          6.5 Options, Warrants and Other Rights. Schedule 6.5 lists any options, warrants, convertible securities, subscriptions or other agreements or rights under which the Company may be obligated to issue or transfer any shares of capital stock of the Company which are outstanding as of the date of this Agreement. On the Closing Date there shall be, no authorized or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature (other than pursuant to this Agreement) under which the Company may be obligated to issue or transfer any shares of capital stock of the Company. Any options, warrants, convertible securities, subscriptions or other agreements or rights of any nature (other than pursuant to this Agreement) under which the Company may be obligated to issue or transfer any shares of capital stock of the Company outstanding as of the date of this Agreement are listed on Schedule 6.5 and shall be terminated as of the Closing.

          6.6 Financial Statements; No Undisclosed Liabilities. The Company’s fiscal year ends on December 31 of each year. The Company has provided Buyer with copies of those reviewed, audited and unaudited Financial Statements listed on Schedule 6.6. The Company will provide additional financial information as soon as available, but no later than fifteen (15) days after the end of each month through the Closing Date. Each balance sheet of the Company, and the notes thereto, if any, contained in the Financial Statements fairly presents all of the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and the financial position of the Company as at the date of such balance sheet in accordance with generally accepted accounting principles consistently applied (except as otherwise provided in the notes thereto or in Schedule 6.6 hereto). Each statement of income, statement of cash flows, operating statement and statement of changes in shareholders’ equity, and the notes thereto, if any, contained in the Financial Statements fairly presents the sales, earnings and results of operations of the Company for the period ending on the date of such statement in accordance with generally accepted accounting principles consistently applied (except as otherwise provided in the notes thereto); provided that the unaudited financial statements for the interim periods after December 31, 2004, do not have notes thereto and are subject to changes resulting from normal, recurring year-end adjustments which, alone or in the aggregate, shall not have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. Except as set forth on Schedule 6.6, there are, and as of the Closing Date there shall be, no existing, material undisclosed liabilities or obligations of the Company of any nature (absolute, accrued, contingent or otherwise) that are not fully reflected or reserved against in the Financial Statements.

          6.7 Conduct of Business. Except as set forth on Schedule 6.7, since the most recent date of the compiled, reviewed or audited Financial Statements, the Company has conducted its business in the usual and ordinary course and has not (a) created, incurred, assumed or allowed to exist any long-term debt, or (b) sold, leased, transferred or otherwise disposed of any of its assets or properties, other than in the usual and ordinary course of its business.

          6.8 Labor Matters. Except as set forth on Schedule 6.8, no labor controversies or disputes are pending or, to the knowledge of the Company or Sellers, threatened against the Company. The Company is in material compliance with all federal, state and local laws, rules, regulations and ordinances that are applicable to the Company, which pertain to employment, employment practices, terms and conditions of employment, wages and hours, employee health and safety and other labor matters and the violation of which would have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. The Company has filed all unemployment compensation Tax returns required to be filed by the Company, and all Taxes shown on such unemployment compensation Tax returns have been properly and accurately determined, have been accrued to the extent that such Taxes are not yet due, and have been paid to the extent that such Taxes are due. The Company has paid or accrued all payroll withholding or other taxes due or payable in connection with the employment of its employees.

          6.9 Subchapter S Election and Status. Sellers and the Company have elected to make the Company an “S Corporation” under section 1361 of the Internal Revenue Code and the appropriate counterparts under applicable state law, and have filed all appropriate forms to do so. The Company is, and for all periods since its taxable year beginning in October 1, 1983 has been, a “S Corporation” and will be a validly existing “S Corporation” up to the Closing Date. The Company has reported for all periods all items of income, loss and other Tax attributes of the Company on its federal and state income tax returns as required by applicable law.

          6.10 Collective Bargaining Agreements. Except as set forth on Schedule 6.10, the Company is not a party to or bound by any collective bargaining agreements.

          6.11 Tax Matters. All federal, state, local and foreign Tax returns, declarations of estimated Tax and Tax reports required to be filed prior to the date of this Agreement with respect to the Company or any of its income, properties, franchises or operations have been duly filed, and all such Tax returns required to be filed prior to the Closing shall be timely filed. Except for matters being contested in good faith which are listed on Schedule 6.11, all Taxes shown on such returns, declarations or reports and on assessments received with respect to the Company have been properly and accurately determined, have been accrued to the extent that such Taxes are not yet due, and have been paid to the extent that such Taxes are due. Except for liens for Taxes that are not yet due and payable, there are no liens, claims, charges or encumbrances for Taxes upon any assets or properties of the Company. Except as set forth on Schedule 6.11, there are no waivers of any statute of limitations and no agreements for the extension of the time for the assessment or imposition of any federal, state, local or foreign Taxes with respect to the Company or any of its income, assets, properties, or operations. The Company has provided to Buyer true and complete copies of all federal and state income tax returns relating to the operations of the Company for its five fiscal years ended prior to December 31, 2004.

          6.12 Compliance with Laws; Permits. Except as set forth in Schedule 6.12A, the Company is not in violation of any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, the Company or upon the assets, property, operations or business of the Company, or any law, rule or regulation, applicable to the Company, where the consequences of any such violation would have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. The Company has all licenses, consents and permits that are material to the conduct of the business of the Company, as such business is being conducted as of the date of this Agreement. Schedule 6.12B lists all such licenses, consents and permits. Except as set forth in Schedule 6.12C, none of such licenses, consents or permits shall be revoked, terminated or adversely affected by the consummation of the transactions contemplated by this Agreement.

          6.13 Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          6.14 No Default. Except as set forth in Schedule 6.14, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated by this Agreement, shall (whether with or without notice or the passage of time or both) (a) violate any provision of the charter documents or bylaws of the Company, (b) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or other agreement (written or oral) to which the Company is a party or by which the Company or any property or assets of the Company may be bound or affected, (c) result in the creation of any lien, security interest, charge, encumbrance or other similar right of any Person upon the assets or property of the Company pursuant to the terms of any such mortgage, bond, indenture or other agreement, (d) violate any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, the Company or upon the assets, property or business of the Company or (e)subject to compliance with the HSR Act, constitute a violation by the Company of any applicable law, rule or regulation of any jurisdiction as such law, rule or regulation relates to the Company or to the assets, property or business of the Company.

          6.15 Approval of Transaction. Other than any filing required under the HSR Act, and the rules and regulations promulgated thereunder, the Company has no knowledge that any consent, approval, authorization, license, permit or other action by, and no filing or registration with, any governmental or regulatory authority or any other Person is required for the execution and delivery of this Agreement by the Company or Sellers, or for the consummation by the Company or Sellers of the transactions contemplated by this Agreement.

          6.16 Actions and Proceedings. There are no outstanding orders, charges, directives, writs, injunctions or decrees of any court, administrative agency, governmental or other regulatory body or arbitration tribunal against or, to the knowledge of Sellers or the Company, affecting the Company or any of its property or assets that would have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. Except as set forth in Schedule 6.16, the Company has not been served with or otherwise received notice of any actions, suits, claims or legal or arbitration proceedings, administrative proceedings or investigations. Except as set forth in Schedule 6.16, there are no actions, suits, claims or legal or arbitration proceedings, administrative proceedings or investigations pending or, to the Company’s or Sellers’ knowledge, threatened against the Company that, if decided adversely, would have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. Without limiting the generality of the preceding sentence, except as set forth in Schedule 6.16, to the knowledge of the Company or any Seller: (a) there are no actions, suits, claims, legal, arbitration or administrative proceedings or investigations by or before any court, administrative agency, governmental or other regulatory body or arbitration tribunal against or involving the Company concerning any product designed, manufactured, shipped, sold or delivered by or on behalf of the Company which is pending or threatened, relating to or resulting from any alleged failure to warn as to the condition or use of any such product, or any alleged breach of implied representations or warranties made with respect to any such product, and there exists no valid basis for any such action, suit, claim, legal or arbitration proceeding or administrative proceeding or investigation; (b) no accident, happening or event has occurred which was caused or allegedly was caused, at any time, by any hazard or defect in, any failure or alleged failure to warn or any breach or alleged breach of express or implied representations or warranties with respect to any product designed, manufactured, shipped, sold or delivered by or on behalf of the Company which results or is alleged to have resulted in injury or death to any Person or material damage to or destruction of property (including, but not limited to, damage to or destruction of such product) or other material consequential damages; (c) there has not been any product recall, rework or post-sale warning or similar action conducted with respect to any product designed, manufactured, shipped, sold or delivered by or on behalf of the Company; and (d) there is no material defect in, no failure to warn, and no breach of any express or implied representation or warranty, which involves any product designed, manufactured, shipped, sold or delivered by or on behalf of the Company. The Company maintains commercial public liability insurance, property damage insurance and workers’ compensation insurance. No action or proceeding described on Schedule 6.16 has been in an amount in excess of such insurance coverage except as specifically noted.

          6.17 Agreements. Except for contracts entered into by the Company in the ordinary course of its business consistent with past practices, including those for the purchase of inventory and supplies, and for the sale of inventory, Schedule 6.17A lists all material contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) to which the Company is a party or by which the Company is bound or affected. Schedule 6.17B lists all contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) entered into in the ordinary course of the Company’s business that have yet to be fully performed and that have a value in excess of $100,000. The Company is not in default under any listed contract, agreement, license, concession, lease or commitment, and no event has occurred and, to Sellers’ knowledge, no state of facts exists which, after the giving of notice or the lapse of time or both, would constitute such a default or breach, except that the Company may be in default, other than material defaults, under purchase and sales orders from time to time. True, correct and complete copies of all of such written contracts, agreements, licenses, concessions, leases and commitments have been delivered by the Company to Buyer and, except as set forth in Schedules 6.17A and B, each of such contracts, agreements, licenses, concessions, leases and commitments is in full force and effect and has not been amended or otherwise modified. Schedules 6.17A and B include, but are not limited to, lists of all contracts, agreements, licenses, concessions, leases and commitments (whether written or oral) currently in effect relating to the employment or severance arrangements with current or former employees of the Company or any predecessor of the Company.

          6.18 Owned Real Property. The Company owns no real property.

          6.19 Leased Real Property. Schedule 6.19 lists all leases, subleases and other agreements under which the Company is a lessor or a lessee of any real property. Except as set forth in Schedule 6.19, all leases, subleases and other agreements under which the Company is a lessor or a lessee of any real property are in full force and effect and have not been amended or otherwise modified except as noted on Schedule 6.19. The Company has received no written notice of default under any of such leases, subleases or other agreements that remains uncured. Except as set forth in Schedule 6.19, the Company is not in default with respect to its obligation to pay rent or any other amount under any of the leases, subleases or other agreements listed in Schedule 6.19.

          6.20 Encumbrances on Real Property. Schedule 6.20 lists all mortgages, deeds of trust, reciprocal easement agreements and other operating agreements in respect of the Real Property or to which the Company is a party. All mortgages, deeds of trust, reciprocal easement agreements and operating agreements in respect of Real Property to which the Company is a party are in full force and effect and have not been amended or otherwise modified. The Company has received no written notice of default under any such mortgage, deed of trust, reciprocal easement agreement or operating agreement that remains uncured. To the knowledge of the Company and Sellers, all buildings, plants and structures owned by the Company lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. To the knowledge of the Company and Sellers, there are no outstanding options to lease, options to purchase, rights of first refusal or other rights with respect to all or any portion of the Real Property, in favor of Sellers or any third party, other than as disclosed on Schedule 6.20.

          6.21 Personal Property. Except as set forth on Schedule 6.21, the personal property necessary to the conduct of the business of the Company either is owned by the Company free and clear of all liens, security interests, claims, encumbrances and restrictions on transfer, or is leased by the Company under leases in full force and effect with respect to which the Company is not in default. Schedule 6.21A lists all leases affecting personal property held or used by the Company. Schedule 6.21B lists all personal property at the facility which is owned by the Sellers and is not subject to this Agreement.

          6.22 Condition and Sufficiency of Assets. Except as set forth on Schedule 6.22, to the knowledge of Sellers and the Company, all of the buildings, plants, structures, equipment and other tangible assets and properties (whether real or personal) of the Company are structurally sound, are in good operating condition and repair and, without the use or addition of any other assets, are adequate for the uses to which they currently are being put, and none of such buildings, plants, structures, equipment or other tangible assets and properties is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Schedule 6.22, with the buildings, plants, structures, equipment and other tangible assets and properties of the Company and no other buildings, plants, structures, equipment or tangible assets or properties, the Company may continue to conduct the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing. Except as set forth on Schedule 6.22, since December 31, 2004, the Company has not sold, leased, licensed, transferred or otherwise disposed of, or agreed to sell, lease, license, transfer or otherwise dispose of, any of its fixed assets. For purposes of this Section 6.22, maintenance or repairs costing in excess of $50,000, individually or in the aggregate, shall be deemed to be material.

          6.23 Intangible Property. Schedule 6.23 lists all patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights (both domestic and foreign) that are owned or used by the Company or that are material to the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects, all applications for any of such patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights, and all permits, grants and licenses or other rights running to or from the Company relating to any of such patents, trademarks, service marks, trade names, copyrights, franchises, other intellectual property rights or applications. Except as set forth on Schedule 6.23, the Company is the sole and exclusive owner or licensee of all rights to the patents, trademarks, service marks, trade names, copyrights, franchises and other intellectual property rights that are listed in Schedule 6.23. To the knowledge of Sellers or the Company, the Company has not infringed upon or violated the rights of any other Person that may have an interest in any of the patents, trademarks, service marks, trade names, copyrights, franchises or other intellectual property rights that are listed in Schedule 6.23.

          6.24 Accounts Receivable. All accounts receivable of the Company that are reflected in the Financial Statements or on the accounting records of the Company represent or shall represent valid obligations arising from sales actually made in the ordinary course of business and, to the knowledge of the Company and Sellers, are collectible within six months, net of the respective reserves shown in the Financial Statements or on the accounting records of the Company (which reserves are calculated consistent with past practice and, to the knowledge of the Company and Sellers, are adequate).

          6.25 Inventory. All inventory (net of obsolete inventory as reflected in the Financial Statements) of the Company reflected in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business. No representation or warranty is made with respect to when the inventory may be sold during the ordinary course of business, and Buyer acknowledges that the quantity of inventory may vary from time-to-time during any given year. (This representation recognizes that there may be material in the inventory that has not in the ordinary course of business yet been tested for quality and, as to such inventory, if any defects arise, Buyer shall cause the Company to pursue any claim it might have against the supplier of the material in the ordinary course of business and shall have no claim against Sellers therefor, except to the extent that the claim arises from any Seller’s or the Company’s negligence or willful misconduct.) The Financial Statements state the value of the inventory priced at the lower of cost or market.

          6.26 Employee Benefit Plans.

               (a) Schedule 6.26 lists all of the Company’s Employee Benefit Plans, and all of those Employee Benefit Plans which require funding are fully funded. True, correct and complete copies of all of such Employee Benefit Plans have been delivered to Buyer.

               (b) Neither the Company nor any Employee Benefit Plan has engaged in a transaction (including, but not limited to, the transactions contemplated by this Agreement) in connection with which the Company or any Employee Benefit Plan, directly or indirectly, could be subject to liability under section 4975 of the Internal Revenue Code of 1986, as amended, or section 406 of ERISA.

               (c) No liability to the Pension Benefit Guaranty Corporation has been or is expected to be incurred by the Company with respect to any employee pension benefit plan (within the meaning of section 3(2) of ERISA) by reason of a plan termination.

               (d) No accumulated funding deficiency under section 302 of ERISA or section 412 of the Internal Revenue Code, whether or not waived, exists with respect to any Employee Benefit Plan which is subject to either of such sections.

               (e) There has been no event or condition, and no event or condition is expected, that would constitute a “reportable event” (within the meaning of section 4043 of ERISA) with respect to any Employee Benefit Plan.

               (f) There is, and as of the Closing Date there shall be, no withdrawal liability under Title IV of ERISA with respect to any multiemployer plan (as that term is used in section 3(37)(A) of ERISA).

               (g) Each Employee Benefit Plan is in material compliance with all applicable requirements of ERISA (including, but not limited to, all disclosure and reporting requirements) and all other related laws and regulations.

               (h) Each Employee Benefit Plan that is intended to be a qualified plan (as described in section 401(a) of the Internal Revenue Code) (i) has received from the Internal Revenue Service a determination that such Employee Benefit Plan is a qualified plan under section 401 of the Internal Revenue Code, (ii) has been timely and properly amended so as to comply with all laws applicable to such Employee Benefit Plans, including, but not limited to, the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984, and the Tax Reform Act of 1984, (iii) has received a favorable determination letter issued by the Internal Revenue Service with respect to changes required by the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984, the Tax Reform Act of 1984, and all other applicable laws enacted prior to the Tax Reform Act of 1986, and (iv) has at all times been and is being administered and operated in all respects in compliance, in all material respects, with ERISA and the Internal Revenue Code, including, but not limited to, the Tax Reform Act of 1986 and all applicable laws, rules and regulations enacted or promulgated subsequent to the Tax Reform Act of 1986. Except as described on Schedule 6.26, all required reports and descriptions (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been properly and timely filed or distributed with respect to each Employee Benefit Plan.

               (i) The Company has complied in all material respects with all continuation coverage requirements related to group health plans under section 4980B of the Internal Revenue Code and any proposed or final regulation promulgated thereunder.

          6.27 Environmental Matters. Except as set forth in Schedule 6.27:

               (a) Neither any Seller nor the Company has received any notice or other communication regarding or has any knowledge of any violation of or investigation with respect to any Environmental Law or any health or safety law, ordinance or regulation with respect to the Company or its business or the Real Property or of any condition or activity that could result in liability under such laws. Neither any Seller nor the Company, and to their knowledge no other Person, has spilled, released, used, stored, leaked, generated, transported or disposed of any Hazardous Substances on, under or from the Real Property or the Other Property. To Sellers’ and the Company’s knowledge, nothing on the Real Property poses a material hazardous condition that would adversely affect the use of the Real Property or that applicable law would require to be removed, cleaned-up or contained. Sellers and the Company have provided, or within ten (10) days after the date of this Agreement shall provide, to Buyer a complete copy of any environmental report, audit or survey prepared with respect to the Real Property that is in their possession. Sellers shall remove, clean or otherwise cure or remedy any hazardous or toxic wastes or materials present on the Real Property as of the date hereof as required by currently existing applicable laws.

               (b) To the knowledge of the Company and Sellers, the assets, properties and operations of the Company comply in all material respects with all applicable Environmental Laws, including, but not limited to, the terms and conditions of any permits listed in Schedule 6.12B and all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and deadlines contained in any Environmental Law or any governmental order, decree or permit. The Company is not aware of and has not received any notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which could interfere with or prevent compliance or continued compliance with any Environmental Law by the Company or its assets or properties which may give rise to any common law or legal liability, or otherwise form the basis of any action, demand, suit, claim, proceeding, hearing or governmental study or investigation against or involving the Company or its assets or properties which is related in any way to any Hazardous Substance or any Environmental Law.

               (c) Schedule 6.12B lists all of the permits and authorizations that, to the knowledge of the Company and Sellers, are required by any Environmental Law for the

Company in the operation of its business as currently being conducted and for the current use, occupancy or condition of any of the Real Property.

               (d) To the knowledge of the Company and Sellers, none of the buildings, structures, fixtures or equipment on any of the Real Property contains any (i) asbestos as defined under any Environmental Law, (ii) urea formaldehyde foam insulation, (iii) polychlorinated biphenyls in concentrations greater than fifty parts per million (including in any electrical transformer or capacitor located on any of the Real Property) or (iv) any other Hazardous Substance which is prohibited or regulated when present in buildings, structures, fixtures or equipment.

               (e) Except as set forth in Schedule 6.27, to the knowledge of the Company and Sellers, there are no underground storage tanks (whether or not excluded from regulation under any Environmental Law) on any of the Real Property, including, but not limited to, any and all underground storage tanks that are in use, abandoned, out of service, closed or decommissioned.

               (f) To the knowledge of the Company and Sellers, no wastes, including, but not limited to, garbage and refuse, have been disposed of on any of the Real Property. To the knowledge of the Company and Sellers, all wastes generated by the Company are and have been properly transported off site and disposed of in compliance with all applicable Environmental Laws. The Company has not arranged for the disposal or treatment of any Hazardous Substance at, and has not transported or arranged for transportation on behalf of itself or any other Person of any Hazardous Substance to, any facility, site or property which, to the knowledge of the Company or any Seller, is listed or proposed for listing on the National Priority List or the Comprehensive Environmental Response, Compensation and Liability Information System list compiled by the Environmental Protection Agency or any similar or comparable list compiled or maintained by any state or local governmental authority. To the knowledge of Company and Sellers, no portion of any of the Real Property or any of the Other Property is listed on the National Priority List, the Comprehensive Environmental Response, Compensation and Liability Information System list or any similar list compiled or maintained by any state or local governmental authority.

               (g) The Company has disclosed and made available to Buyer true, complete and correct copies or results of any and all records, reports, studies, analyses, tests and monitoring in the possession of or initiated by the Company pertaining to the existence of any Hazardous Substance in, on, under or affecting the Company, the Real Property or the Other Property.

     6.28 Books, Records and Internal Controls. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Company has established a system of internal controls and procedures designed to reasonably assure that information is recorded, processed, summarized, and reported to the Company’s management and the Shareholders in a timely manner. The Company has received no letter or other notice (whether written or oral) from its chief financial officer, controller or any independent certified public account that there is a material weakness or other inadequacy in the Company’s system of internal controls. All such books and records are, and at the Closing shall be, in the possession of the Company. Schedule 6.28 lists all of the incumbent directors and officers of the Company.

          6.29 Loans. Except as set forth on Schedule 6.29, there are no loans, debts, or other obligations of the Company to any officer or director of the Company or to any Seller or from any officer or director of the Company or from any Seller to the Company, including, but not limited to, guaranties of any obligations to a third party.

          6.30 Bankruptcy. Neither any Seller nor the Company has filed (or had filed against him, her or it) any petition in bankruptcy or for protection under any receivership or insolvency laws.

          6.31 Company Organization and Operations. Except as set forth on Schedule 6.31, since December 31, 2004, the Company has not:

               (a) Changed, amended or otherwise modified its charter documents or bylaws (including, but not limited to, any change in its capital stock by reclassification, subdivision, reorganization or otherwise);

               (b) Merged or consolidated with or into, or acquired all or substantially all of the assets of, any Person, or agreed or committed to do any of the foregoing;

               (c) Declared, paid or made any dividends or distributions to any Person other than distributions from earnings and profits accrued prior to the date of this Agreement to the Shareholders; provided that the Company does not borrow any funds for such purposes without the consent of Buyer and no amounts related to such dividends or distributions shall be payable after the Closing Date;

               (d) Created, incurred, assumed, guaranteed or allowed to exist, or agreed, committed or obligated itself to create, incur, assume, guarantee or allow to exist, any long-term debt other than any long-term debt reflected in the balance sheet of the Company contained in the Financial Statements of the Company as of December 31, 2004;

               (e) Created, assumed or allowed to exist any lien, encumbrance, security interest, claim or obligation on its capital stock or any of its Real Property or personal property, except for the Permitted Exceptions;

               (f) Increased, or agreed to increase, the compensation payable or to become payable to any of its directors, officers, employees, agents or consultants or paid bonuses or made other payments or distributions of any kind to any such Person (other than increases in the compensation of employees who are not officers of the Company or increases in fees of third-party consultants if such increases are made in the ordinary course of its business and consistent with past practices) or entered into or agreed to any severance payments or any other payments on change of control of the Company; or

               (g) Used or agreed or committed to use any of the assets of the Company, paid, discharged or satisfied any obligation or liability or taken any other action for other than a proper corporate purpose or outside the ordinary course and scope of the business of the Company.

          6.32 Disclosure. Each representation and warranty made by Sellers or the Company in connection with this Agreement, including those in this Agreement, the schedules and exhibits, and all other information provided to Buyer by Sellers or the Company, is true, accurate and complete in all material respects. No representation or warranty made by the Company contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not, in light of the circumstances under which they were made, misleading. There is no fact that the Company has not disclosed to Buyer of which the Company or any of its directors, officers or shareholders are aware and which could reasonably be expected to have a material adverse effect on the Company’s operations, assets, properties, condition (financial or otherwise), results or prospects. Without limiting the generality of the foregoing representations, the Company does not have any knowledge that any supplier, customer, agent or representative of the Company has filed for bankruptcy or intends to terminate or substantially reduce its sales to or its purchases from or its contractual relationships with or its use of services of the Company, or that any such termination or reduction will result from or by reason of the transactions contemplated by this Agreement; provided that this representation does not extend or apply to information generally known in the metals service center industry.

     7. Representations of Buyer. Buyer hereby represents, warrants and covenants to Sellers the following, which representations, warranties and covenants are true and correct on the date of this Agreement:

          7.1 Organization. Reliance is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. RSAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has full corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents.

          7.2 Authorization. The execution, delivery and performance of this Agreement by Buyer and all other agreements, documents and instruments specified herein have been duly authorized by all necessary corporate action of Buyer. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated herein will result in a breach or violation of, or default under, or conflict with, Buyer’s charter documents, as amended or restated, or bylaws, or any law, rule, regulation, judgment, order, decree, mortgage, agreement, indenture, instrument or arrangement applicable to Buyer.

          7.3 No Default. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated by this Agreement, shall (whether with or without notice or the passage of time or both) (a) violate any provision of any operating agreement, trust agreement or partnership agreement to which Buyer is a party or by which Buyer or any other property or assets of Buyer may be bound, (b) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or other agreement (written or oral) to which Buyer is a party or by which Buyer or any other property or assets of Buyer may be bound or affected, (c) result in the creation of any lien, security interest, charge, encumbrance or other similar right of any Person upon the assets or property of Buyer pursuant to the terms of any such mortgage, bond, indenture or other agreement, (d) violate any judgment, order, injunction, award or decree of any court, administrative agency or governmental body against, or binding upon, Buyer or the other assets, property or business of Buyer or (e) constitute a violation by Buyer of any applicable law, rule or regulation of any jurisdiction as such law, rule or regulation relates to Buyer or the assets, property or business of Buyer.

          7.4 Binding Obligation. This Agreement and the other agreements, documents and instruments specified herein, when executed and delivered by Buyer, shall constitute a legal, valid and binding obligation of Buyer in accordance with their respective terms, except to the extent that the enforcement thereof may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          7.5 No Consents. Except for compliance with the HSR Act, if any is required, no consent, release, approval or permission of any kind or nature, whether from public authorities or otherwise, is required in connection with the purchase of the Shares under the terms of this Agreement.

          7.6 Claims; Litigation. No claims, litigation or other proceedings are pending or, to Buyer’s knowledge, threatened against Buyer that could adversely affect the consummation of this transaction.

          7.7 Bankruptcy. Buyer has not filed (or had filed against it) any petition in bankruptcy or for protection under any receivership or insolvency laws.

          7.8 Accurate Representations. No representation or warranty made by Buyer contains any untrue statement of a material fact or fails to state a material fact necessary in order to make statements contained therein not, in light of the circumstances under which they were made, misleading.

          7.9 Investment Intent. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered or qualified under the securities laws of any state of the United States, and that the Shares may not be resold absent such registration or qualification unless an exemption from the registration or qualification requirements is available. Buyer acknowledges that it has no right to require the Company to register the Shares under the Securities Act or to register or qualify the Shares under the securities laws of any state of the United States. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to distribution of the Shares. Buyer has such knowledge and experience in business matters to be able to evaluate the merits and risks of an investment in the Shares and to make an informed decision with respect to that investment.

          7.10 Not “S” Corporation. Buyer is not, and on the Closing Date shall not be, either an “S” Corporation as such term is defined in IRC Section 1361(a)(1), an organization described in IRC Section 401(a) or Section 501(c)(3), an organization exempt from taxation under IRC Section 501(a) or in any other manner a Person eligible to be a shareholder of an S Corporation.

          7.11 Financial Capacity. Buyer has or shall have sufficient funds available to consummate the transactions contemplated hereby and to support the operations of the Company in the ordinary course of its business for a period of one year after the Closing Date.

     8. Conduct of Business. Sellers and the Company hereby covenant and agree with Buyer that from the date hereof until the Closing Date:

          8.1 Ordinary Course. The Company shall conduct its business in its ordinary and usual course, with no material changes in its method of operation, and the Company shall use its best efforts to maintain in full force and effect all licenses, permits, and insurance policies currently in effect and/or required with respect to the operations, assets and properties of the Company.

          8.2 Preservation of Goodwill. The Company shall use its best efforts to preserve intact its goodwill, business organizations and relationships with third parties (including, but not limited to, lenders, suppliers, customers, lessors, lessees, licensors and licensees), as well as the books and records of the Company (including, but not limited to, the charter documents, bylaws, and minute book of the Company, any Tax returns filed by the Company, all journals, accounts, ledgers or other financial records of the Company) and to keep available the services of its present officers, employees and agents.

          8.3 Compliance. The Company shall comply in all material respects with all laws applicable in connection with its operations, and Sellers and the Company shall comply with all laws that may be applicable for the valid and effective consummation of the transaction contemplated hereby.

     9. Additional Covenants. Sellers, the Company and Buyer hereby covenant and agree to the following actions:

          9.1 Tax Matters. Sellers shall engage Kreischer Miller to prepare on behalf of the Company and to file all federal, state, local and foreign Tax returns, declarations of estimated Tax and Tax reports for each Tax period ending prior to the Closing Date, with respect to the Company and its income, assets, properties and operations. The foregoing notwithstanding, any tax returns and filings due as a result of the transactions contemplated by this Agreement or for periods ending prior to the Closing Date that have not previously been filed shall be prepared and filed as soon as practicable after the Closing Date, but in no event later than the due date (including extensions) of such returns. All Taxes shown on all such returns, declarations or reports shall be properly and accurately determined, shall be accrued on the Company’s books to the extent that such Taxes have not been paid and are not yet due, and shall be paid to the extent that such Taxes are due. For any Tax returns, reports, declarations or financial statements to be provided to any third party prior to the Closing, Sellers and the Company shall furnish copies of all such Tax returns, declarations, reports and financial statements to Buyer and its accountant for review and approval a reasonable period before the filing date. For any Tax returns, reports, declarations and financial statements to be provided to any third party after the Closing that include or relate to any period prior to the Closing, Buyer and the Company shall furnish copies of all such Tax returns, reports, declarations and financial statements to Sellers for review a reasonable period before the filing date. Sellers shall provide any comments or objections within twenty (20) days after receipt of the documents. Without the consent of Sellers’ Representative, the Company shall not take or advocate any position with respect to any Tax of the Company for any Tax period ending on or before the Closing Date, or file an original or amended return, report, declaration or financial statement for or affecting any such period, if such return, report, declaration or financial statement could reasonably be expected to adversely affect Sellers or that would have the effect of shifting income from a Tax period after the Closing to a Tax period prior to the Closing. After the Closing, the parties shall cooperate with one another and provide access to all information, data and records as may be reasonably required in connection with these matters.

          9.2 Closing Financial Statements.

               (a) Sellers, Buyer and the Company shall cause Kreischer, Miller, an independent certified public accountant, to audit or review, as Buyer may in its sole discretion request, the financial statements and records of the Company for the period ending as of the close of business on the day prior to the Closing Date with respect to the Company and its income, assets, properties, and operations. The Closing Financial Statements shall be properly and accurately prepared in accordance with generally accepted accounting principles applied consistently with past practices and shall fairly and accurately represent the financial condition and results of operations of the Company. In the event that the shareholders’ equity reflected in the Closing Financial Statements is less than $33 million, the Purchase Price shall be decreased by the amount of the Equity Shortfall; provided that, after the Closing, Sellers shall remit the amount of the Equity Shortfall to Buyer within ten (10) days after calculation of the Equity Shortfall, as finally determined in accordance with Section 9.2(b), or, if Sellers fail to do so, Buyer, in its discretion, may deduct the amount of such Equity Shortfall from the Holdback or may offset the amount due from Sellers against any amounts due to Sellers as a result of Section 9.5 or any other provision of this Agreement.

               (b) The Company shall furnish copies of the Closing Financial Statements to Buyer and Sellers no later than fifteen (15) business days after the audit or review is completed, provided that the parties shall use their best efforts to have the audit or review completed within 60 days after the Closing Date, and Sellers and Buyer shall have fifteen (15) business days to review and approve or object to the Closing Financial Statements. If there is any dispute over the computation or amount of the shareholders’ equity, the disputing party shall so notify the other parties in writing within such fifteen (15) business days. If Sellers and Buyer are unable to agree on the computation of the shareholders’ equity within 30 days thereafter, then the calculation of the shareholders’ equity shall be submitted for resolution to a firm of independent certified public accountants (the “Selected Firm”) selected by Kreischer, Miller, and Ernst & Young LLP and the shareholders’ equity as computed by the Selected Firm shall be conclusive for the purposes of this Section 9.2. The Company shall pay the fees and expenses of the Closing audit or review and the Selected Firm.

               (c) Buyer, Sellers and the Company shall cooperate with one another and shall assist in the audit or review to the extent reasonably necessary.

          9.3 Notice of Certain Events. Sellers and/or the Company promptly, and in any event before the Closing, shall notify Buyer of any material adverse change in the business, operations, condition (financial or other), Real Property or assets of the Company; the receipt of any notice or other communication from any Person relating to the transactions contemplated by this Agreement or materially affecting the operations, Real Property or assets of the Company; and any action, suit, claim, or legal, administrative or arbitration proceedings or investigation commenced or threatened against, relating to or involving the Company or its business.

          9.4 Standstill and Confidentiality.

               (a) All of the terms and conditions of the standstill and confidentiality provisions set forth in the letter agreement dated February 8, 2005, signed on behalf of the Company and Buyer, shall continue in full force and effect as if set forth in full herein and shall be binding upon Sellers as well as the Company. Without limiting the foregoing, neither the Company nor any Seller shall, directly or indirectly, solicit or engage in discussions or negotiations with or provide any information to or otherwise cooperate with any other Person seeking to acquire or expressing an interest in acquiring any of the Shares or any of the assets (other than inventory in the ordinary course of the Company’s business consistent with past practices) or business of the Company or for the purpose of otherwise effecting a transaction inconsistent with the transactions contemplated by this Agreement prior to the Closing Date.

               (b) From the date hereof and continuing until two years after the Closing Date or earlier termination of this Agreement, each of Sellers and the Company and Buyer and their representatives, agents and employees will continue to hold in strict confidence any documents, data or information obtained from any other party. If the transactions provided for herein are not consummated for any reason, the party receiving such documents, data or information shall return all originals and copies of it upon request to the Person providing it (other than one copy which such party’s counsel shall continue to hold in strict confidence), shall continue to hold in strict confidence all data and information and shall not use any such documents, data or information except as contemplated by this Agreement. This obligation and covenant shall survive the termination of this Agreement.

               (c) The parties acknowledge and agree that the remedy at law for any breach of the confidentiality and standstill provisions will be inadequate and that the non-breaching party shall be entitled, in addition to any remedy at law, to specific performance, injunctive or other equitable relief.

          9.5 Tax Election. Buyer shall have access to all necessary information to determine whether or not to make an election under section 338(h)(10) of the Internal Revenue Code. If Buyer determines that such an election would be beneficial to Buyer, Sellers shall make such an election; provided that, if the election is more detrimental to Sellers than it is beneficial to Buyer, no party shall be required to make the election. To the extent that Sellers are required to pay Taxes in excess of the amount of Taxes that would be due if the election under section 338(h)(10) had not been made, the Purchase Price shall be increased by an amount necessary to provide Sellers the same amount of net proceeds after all Taxes have been paid as Sellers would have received if the election under section 338(h)(10) had not been made (“Excess Taxes”); provided that such calculations shall be based upon federal and state Taxes due if such Seller’s primary residence were located in the same state as it was on April 1, 2005. In the event that the amount of any Purchase Price increase attributable to this Section 9.5 is not determined prior to the Closing Date, Buyer shall remit the amount of such Purchase Price increase to Sellers’ Representative within ten (10) days after the calculation of the increase is completed, but not later than October 15, 2006; provided that Buyer may offset any amounts due to Sellers against any amounts due from Sellers as a result of an Equity Shortfall or otherwise under this Agreement.

          9.6 Public Announcement; Trading in Securities. No Person shall issue any press release or make any public announcement relating to the subject matter of this Agreement or public disclosure of this Agreement or the transactions contemplated hereby without the prior written approval of Buyer and Sellers; provided, however, that any Person may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Person will use its reasonable efforts to inform the other parties prior to making the disclosure). Neither Sellers nor the Company shall buy, sell or otherwise trade in any securities of Buyer prior to the Closing and subsequent public announcement of this transaction.

          9.7 Sellers’ Representative. Sellers hereby appoint James Sutow as their true and lawful attorney-in-fact (“Sellers’ Representative”) with full power to act in the name and on behalf of Sellers as provided herein. Sellers shall be liable to Buyer for any actions taken and representations made by Sellers’ Representative in connection with this Agreement or the transactions to be consummated hereunder. All actions taken and documents executed by Sellers’ Representative shall be binding on Sellers, respectively, and their successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, Sellers’ Representative shall have full power and authority to interpret all terms and provisions of this Agreement and any and all receipts, agreements, certificates or documents required by Buyer in connection with this Agreement, to receive payment for the Shares, to pay the expenses of this transaction, to disburse the Purchase Price to Sellers and to assert or fail to assert, dispute or fail to assert or dispute any claim under Section 19.

          9.8 Leases. Sellers shall cause the Company to enter into and the Company shall enter into amendments to lease agreements for the Facilities to ensure that the Company will have the right to continue to have occupancy of the leased premises for the Facilities leased from Affiliates of any Seller for a period of not less than 5 years and that the Company and/or Buyer shall have a right of first refusal and/or an option to purchase the leased premises at fair market value as of the date of the purchase substantially in the form attached hereto as Exhibit C.

          9.9 Employment Agreements. The Company has entered into certain employment agreements as set forth on Schedule 6.17 (the “Employment Agreements”). The Company shall, on or before the Closing, terminate any such Employment Agreements with any Seller or any Affiliate of Seller and any such Employment Agreement that provides for deferred compensation. Any Employment Agreements that remain in effect shall provide for an annual review and, if the Board of Directors of the Company so determines, adjustment of the compensation of the employee and a maximum amount of compensation for each employee in an amount approved by Buyer.

          9.10 Other Adjustments to Purchase Price. It is anticipated that not later than one business day prior to the Closing, the Company will either pay bonuses or provide benefits under a “phantom stock” plan to Patrick Jones, Steve Koch, and Stan Altman (collectively, the “Key Employees”) aggregating no more than $20 million, all or part of which funds may be borrowed by the Company as permitted in Section 6.31 and may become a liability on the Closing Financial Statements and subject to the adjustment to the Purchase Price as provided in Section 9.2. Sellers and the Company shall provide Buyer a copy of any such plan or proposal not later than five (5) business days before the Closing. To the extent that the Company incurs any liability, contingent or actual, in connection with such plan or proposal, whether tax, penalties or other, that extends beyond the Closing Date, Sellers shall indemnify the Company and Buyer therefor without regard to the limitations set forth in Section 19.5 of this Agreement. Sellers and Buyer agree that both the Purchase Price set forth in Section 3.1 and the amount of the required shareholders equity (by which the Equity Shortfall shall be measured) as required in Section 9.2, shall be reduced by the amount of such bonuses and/or phantom stock payments made to the Key Employees prior to Closing.

     10. Access to Facilities and Records.

          10.1 Inspection Period. Buyer shall have from the date of this Agreement to the Closing Date (the “Contingency Period”) in which to review, investigate and inspect the Company’s business, operations, condition (financial and other), books and records, Real Property, assets and the documents to be provided hereunder. In the event that Buyer determines within such period that the Company’s business, operations, condition (financial or other), Real Property or assets are not as represented by Sellers in this Agreement, or in any schedules or exhibits hereto or any instruments or certificates required hereby, [in any material respect], Buyer may terminate this Agreement. Buyer may obtain a Phase I and/or Phase II environmental audit of the Real Property at Buyer’s expense; provided that Buyer shall give Sellers ten (10) days’ written notice before any Phase II audit. Buyer agrees to (a) name the Company as an additional insured and provide to Sellers and the Company a certificate of insurance with respect to Buyer’s liability insurance covering personal injury and property damage if Buyer or its agents or representatives conduct any Phase II assessments or inspections on the Real Property, (b) conduct such assessments and inspections only in such manner as to not interfere unreasonably with the business and operations of the Company, (c) repair any damage or alterations to the Real Property caused by any such environmental investigation or testing so that the Real Property is restored to the condition it was in immediately prior to such investigation or testing, and (d) indemnify and hold Sellers and the Company harmless from and against any and all reasonable costs, liability and expenses (including reasonable attorneys’ fees) arising out of physical damage to person or property or mechanics liens that attach to the Real Property by reason of the activities of Buyer or its agents or representatives on the Real Property (other than liability arising as a result of any environmental contamination existing on such Real Property). Sellers and the Company shall cooperate with Buyer during such period and facilitate the process as set forth herein.

          10.2 Access. Sellers and the Company shall give Buyer and Buyer’s employees, counsel, accountants, and other representatives or agents reasonable access during normal business hours from the date hereof until the Closing Date to the Facilities and to such of the Company’s Real Property, assets, properties, personnel, books, contracts, commitments and records as relate to the Company’s business, including, but not limited to, certified copies of the Company’s charter documents, bylaws, and minute book and all amendments thereto, any Tax returns filed by the Company, all books, records, financial statements, accounts, budgets, contracts, reports, journals, ledgers or other financial records of the Company, any sales, customer, inventory, credit, personnel and other operational records, any contracts, agreements or commitments with suppliers, manufacturers or any other Person, and any real or personal property leases, licenses or options and other information or data of the Company. Buyer or its representatives shall be entitled to copy any such information or documents.

          10.3 UCC Report. No later than ten (10) business days after the date of this Agreement, Sellers shall provide Buyer with reports certified by the appropriate Secretary of State for Pennsylvania, Alabama, Illinois, Oregon, Texas showing all UCC filings and liens against the Company or Sellers.

          10.4 PTR’s. No later than ten (10) business days after the date of this Agreement, Sellers or the Company shall provide Buyer with a preliminary title report issued by a mutually acceptable title company for each of the Facilities and for each other parcel of Real Property that is leased by the Company from an Affiliate of any Seller or the Company, with copies of all underlying documents and copies of any environmental audits or reports prepared or obtained in connection with the Real Property. Buyer shall have a period of twenty (20) business days in which to review all such documents and object to any title exceptions to the Company’s interest in the Real Property. As of the Closing Date, the Company’s interest in the Real Property shall be free and clear of all liens and encumbrances except: (i) a lien for taxes not yet due or payable; (ii) easements, covenants, conditions and restrictions that do not adversely affect the use of the Real Property; (iii) those Permitted Exceptions listed on Schedule 10.4, which shall be attached hereto and incorporated herein by reference not later than ten (10) days before the Closing, and (iv) those exceptions created by Buyer.

          10.5 Additional Information. Sellers and the Company shall furnish to Buyer and its representatives all such additional documents and financial and other information concerning the Company and its business, operations, condition (financial or other), Real Property and assets as Buyer or its representatives may from time to time reasonably require and shall permit Buyer and such representatives to examine all records and working papers relating to the preparation of the financial statements or Tax returns of the Company.

     11. Conditions Precedent to Buyer’s Obligations. All of the obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing:

          11.1 Accuracy of Representations and Warranties. The representations and warranties of Sellers and the Company contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby or resulting from matters occurring in the ordinary course of business provided that such matters, individually or in the aggregate, are not material, and Sellers and a duly authorized officer of the Company shall so certify at the Closing.

          11.2 Performance of Covenants. Sellers and the Company shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by Sellers or the Company on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, the transfer of the Shares to Buyer in the manner set forth herein, and Sellers and a duly authorized officer of the Company shall so certify at the Closing.

          11.3 Lien Search. Sellers or the Company shall have provided to Buyer reports as required by Section 10.3 certified by the appropriate Secretaries of State, taxing authorities, or other appropriate governmental agencies listing all liens, encumbrances or security or other third party interests related to Sellers, the Shares, the Company, their business or their assets.

          11.4 Approval of Agencies. All governmental approvals necessary for the consummation of the transactions contemplated herein shall have been obtained, and any waiting period under the HSR Act shall have expired or early termination shall have been granted.

          11.5 Termination of Agreements. The Company shall provide evidence satisfactory to Buyer that any deferred compensation plan, change of control agreement, severance agreement and any similar agreements or plans have been terminated and are no longer in effect.

          11.6 Consents. Buyer shall have received all required consents or approvals for the sale, assignment and transfer of the Shares in a form satisfactory to Buyer and its counsel. No provision of any applicable law, statute, rule, regulation or ordinance and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement in accordance with its terms.

          11.7 Physical Inventory. On or before the Closing, the Company shall have its employees complete a physical inventory of its inventory, with representatives selected by Buyer present at the inventory taken at the Facilities.

          11.8 No Material Adverse Change. There shall have been no material adverse change in the business, operations, financial condition or assets of the Company between the date of this Agreement and the Closing Date, and Buyer shall have completed its review, investigation and inspection as required by Section 10 without terminating this Agreement. In the event of a material adverse change, Buyer shall have the right to terminate this Agreement as a result of such material adverse change; provided that, Sellers and Buyer may agree to reduce the Purchase Price, and, if so, Buyer shall not also seek indemnification of Sellers after the Closing for the same Loss.

          11.9 Shareholders’ Equity. Sellers shall deliver a pro forma balance sheet showing the financial condition of the Company at a date not more than three (3) days before the Closing, and the amount of the Company’s shareholders’ equity as shown on such balance sheet shall be not less than $33 million. Such balance sheet shall be prepared in accordance with Section 6.6 and in a manner consistent with the Closing Financial Statements. If the pro forma balance sheet reflects any estimated Equity Shortfall, the Purchase Price shall be adjusted in the same manner as set forth in Section 9.2, and the amount of such estimated Equity Shortfall shall be deducted pro rata from the Purchase Price to be paid to Sellers at the Closing. In the event that the Equity Shortfall deducted from the Purchase Price under this provision is greater than the Equity Shortfall as finally determined under Section 9.2, Buyer shall pay Sellers the difference.

     12. Conditions Precedent to Sellers’ and the Company’s Obligations. All of the obligations of Sellers and the Company under this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing:

          12.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby and matters occurring in the ordinary course of business provided that they are not material, and an officer of Buyer shall so certify at the Closing.

          12.2 Performance of Covenants. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, the payment of the Purchase Price to Sellers in the manner set forth herein, and an officer of Buyer shall so certify at the Closing.

          12.3 Approval of Agencies. All governmental approvals necessary for the consummation of the transactions contemplated herein shall have been obtained, and any waiting period under the HSR Act shall have expired or early termination shall have been granted.

          12.4 Consents. Sellers shall have received all required consents or approvals for the sale, assignment and transfer of the Shares, in a form satisfactory to Sellers and their counsel. No provision of any applicable law, statute, rule, regulation or ordinance and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement in accordance with its terms.

     13. Deliveries at Closing.

          13.1 Sellers’ and the Company’s Deliveries at Closing. Sellers and the Company shall provide, on or before the Closing, all funds and documents required to consummate the transactions contemplated by this Agreement, including but not limited to:

               (a) The certificates representing the Shares duly endorsed for transfer or accompanied by duly executed stock powers;

               (b) The duly executed Holdback Agreement;

               (c) Termination and release in form to Buyer’s reasonable satisfaction confirming that any deferred compensation plan, severance agreements, change of control agreements and any similar plans or agreements have been terminated and the Company shall have no future liability therefor, except as specifically provided herein;

               (d) Termination statements or other evidences of satisfaction, cure or remedy, in form to Buyer’s reasonable satisfaction, duly endorsed by all appropriate Persons, confirming that exceptions to the Company’s leasehold title to the Real Property, if any, or title to other assets or liens against the Company’s business or assets not permitted under this Agreement have been terminated, cured or removed;

               (e) Certified copies of resolutions of the Board of Directors and the shareholders of the Company, in form to Buyer’s reasonable satisfaction, authorizing the execution and delivery of this Agreement and the consummation of the purchase and sale contemplated hereby;

               (f) Certificates of good standing or status or the equivalent issued by the Secretary of State and appropriate taxing agency in Pennsylvania, Alabama, Illinois, Oregon, and Texas confirming that the Company is duly incorporated or qualified to do business, as appropriate, validly existing and in good standing;

               (g) Certificates required by Sections 11.1 and 11.2, as well as an incumbency certificate confirming the officers of the Company and their authorized signatures, all in form to Buyer’s reasonable satisfaction;

               (h) An opinion of counsel for Sellers and the Company in the form attached hereto as Exhibit D;

               (i) Confirmation reasonably acceptable to Buyer that James Sutow, Steven Koch, Stanley Altman, Patrick Jones and each of the branch managers shall continue as employees of the Company;

               (j) All schedules and exhibits shall be attached hereto in a form reasonably acceptable to Buyer;

               (k) The corporate minute book, stock book, corporate seal and other corporate records of the Company;

               (l) Spousal consents in a form reasonably acceptable to Buyer; and

               (m) The resignations of the officers and directors of the Company.

          13.2 Buyer’s Deliveries at Closing. Buyer shall provide, on or before the Closing, all funds and documents required to consummate the transactions contemplated by this Agreement, including but not limited to:

               (a) The Payments at Closing shall be paid by Buyer as hereinabove provided;

               (b) A certified copy of the resolutions of the Board of Directors of Buyer, in form to Sellers’ reasonable satisfaction, that the execution of this Agreement and the consummation of the purchase and sale contemplated hereby have been duly authorized;

               (c) Certificates required by Sections 12.1 and 12.2, as well as an incumbency certificate confirming certain officers of Buyer and their authorized signatures, all in form to Sellers’ reasonable satisfaction;

               (d) An opinion of the General Counsel for Buyer in the form attached as Exhibit E;

               (f) Such additional funds as may be required from Buyer for the payment of the charges to be borne by it; and

               (g) Such other documents reasonably requested by Sellers of Company and their counsel.

     14. Covenant Not To Compete.

          14.1 Covenant of Sellers. For a period of five (5) years from and after the later of the Closing Date or the termination of such Seller’s employment with the Company, Sellers, severally, hereby covenant and agree that he or she shall not engage or participate, directly or indirectly, in any business in competition with the business conducted by the Company immediately prior to the Closing within the Commonwealth of Pennsylvania, or the States of Alabama, Illinois, Oregon, Ohio, or Texas or in Ontario, Canada. Buyer shall pay Fifty Thousand Dollars ($50,000) each to James Sutow and to Jerry Sutow as consideration for the covenant not to compete. Any passive beneficial ownership of less than five percent (5%) of the equity of a company whose securities are actively traded on a national securities exchange or NASDAQ shall not be deemed to be a violation of this covenant.

          14.2 Public Policy and Law. The parties to this Agreement expressly agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the covenants set forth above shall be construed as a series of separate covenants, one for each Person and in each county or state within the specified geographic area, each of which covenant shall be deemed to be identical. If, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants deemed included in this Section 14, then such unenforceable covenant shall be deemed to be eliminated therefrom or modified to the extent necessary to permit it and the remaining separate covenants to be enforceable. Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that either of the foregoing covenants not to compete is invalid because of its length of time or geographic scope, then the parties hereto agree that such covenant shall be reduced either or both in length of time or geographic scope to the extent necessary to make such covenant enforceable against Sellers.

          14.3 Remedy. The parties acknowledge and agree that the remedy at law for any breach of the foregoing covenant not to compete will be inadequate and that Buyer and the Company shall be entitled, in addition to any remedy at law, to specific performance, injunctive relief and any other equitable relief that a court of competent jurisdiction may deem appropriate.

In addition to the amounts paid to Sellers, the consideration for the foregoing covenant not to compete, which is hereby agreed to be a material element of this Agreement, is Buyer’s agreement to purchase the Shares and, in part, pay the Purchase Price provided herein, and Sellers acknowledge the adequacy of such consideration.

     15. Expenses. Except as otherwise specifically provided in this Agreement, Buyer, Sellers and the Company shall each pay their own expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not the transactions contemplated herein are consummated; provided, however, that the Company may pay both Sellers’ and the Company’s expenses so long as all of such expenses are paid prior to the Closing from available cash and no debt is incurred in connection with such payment(s).

     16. Broker. Other than PNC Capital Markets, which Sellers and/or the Company engaged, no broker, finder or similar agent has been employed by or on behalf of Sellers, the Company or Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker, finder or similar agent is entitled to any broker’s or finder’s commission, fee, compensation or similar payment in connection with this Agreement or the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with Sellers, the Company or Buyer or any Affiliate thereof or any action taken by any such Person. Each party hereto shall indemnify and hold harmless each of the other parties from and against any claim of third parties for any such commission, fee, compensation or payment in connection with the transactions contemplated herein insofar as such claims are alleged to be due or based on arrangements or agreements made by the indemnifying party or as a result of the actions of the indemnifying party.

     17. Survival of Representations and Warranties and Related Agreements. Except as otherwise specifically provided, all of the covenants, representations and warranties and agreements contained in or made pursuant to this Agreement shall survive the Closing Date and the investigation by or on behalf of Buyer for the periods set forth in this Agreement. All statements contained herein or in any certificate, schedule, list or exhibit attached hereto or required to be delivered pursuant hereto shall be deemed representations and warranties within the meaning of this Section 17. The representations, warranties, covenants and agreements set forth in Sections 5.1 through 5.5 and Sections 6.9, 6.11, 6.26 and 6.27 shall survive the Closing until the expiration of all applicable federal, state, local and foreign statutory periods of limitations (after giving effect to any waiver, mitigation or extension of any such statutory periods of limitations or any agreements made in connection with the imposition, assessment, evaluation, audit or review of any federal, state, local or foreign Taxes or Tax returns with respect to the Company or any of its income, properties, franchises or operations). All other representations, warranties, covenants and agreements of Sellers and the Company shall survive the Closing for a period of eighteen (18) months. All representations, warranties, covenants and agreements of Buyer shall survive the Closing for a period of eighteen (18) months. Sellers’ liability under Section 19.1 shall terminate on that date which is eighteen (18) months after the Closing Date for Losses resulting from any breach of the representations or warranties under Section 6 (other than 6.9, 6.11, 6.26 and 6.27), but shall not terminate for other Losses until the expiration of all applicable federal, state, local and foreign statutory periods of limitations (after giving effect to any waiver, mitigation or extension of any such statutory periods of limitations or any agreements made in connection with the imposition, assessment, evaluation, audit or review of any federal, state, local or foreign Taxes or Tax returns with respect to the Company or any of its income, properties, franchises or operations). Buyer’s liability under Section 19.2 shall terminate on that date which is eighteen (18) months after the Closing Date. Notwithstanding the preceding provisions, any representation, warranty, covenant or agreement with respect to which Buyer or the Company may exercise its right to seek recourse against the Holdback under this Agreement shall survive the time at which such representation, warranty, covenant or agreement would otherwise terminate pursuant to this Section or the Holdback Agreement, if written notice of any proceeding or the event, circumstance or state of facts giving rise to such right to seek recourse shall have been given to Sellers in accordance with this Agreement. Any such notice shall have been given no later than fifteen (15) days after the termination of the Holdback Agreement for events occurring prior to such termination.

     18. Holdback Agreement. At the Closing, Sellers, Buyer and the Company shall enter into a Holdback Agreement (the “Holdback Agreement”) substantially in the form of Exhibit B pursuant to the terms of which an independent escrow holder mutually acceptable to Sellers’ Representative and Buyer shall hold a portion of the Purchase Price subject to the terms of the Holdback Agreement, as a source of funds to compensate Buyer or the Company for any Loss for a period of eighteen (18) months following the Closing. The amount of the Holdback shall be $5 million. Under the Holdback Agreement, the Company or Buyer shall have the right to satisfy any Loss pursuant to the terms of the Holdback Agreement. Notwithstanding anything to the contrary in this Agreement or in the Holdback Agreement, the amount of the Holdback and the expiration of the Holdback Period shall not limit or terminate Sellers’ liability to Buyer under this Agreement.

     19. Indemnification.

          19.1 Sellers’ Indemnity. Sellers, severally in proportion to their respective Share ownership and not jointly, shall indemnify, defend and hold Buyer and the Company, and their respective officers, directors, employees and agents, harmless from and against any and all Losses, including reasonable attorneys’ fees and court costs, that shall arise with respect to: (a) the breach of or failure of Sellers to perform any covenant or agreement contained in this Agreement required hereunder (whether occurring before or after the Closing Date); (b) the breach or failure of the Company to perform any covenant or agreement contained in this Agreement to be performed on or before the Closing Date; and (c) any breach of any representation or warranty made by or on behalf of Sellers or the Company , subject to the terms and conditions set forth in this Agreement and in the Holdback Agreement, including but not limited to the adjustment of the Purchase Price as set forth in Section 9.2.

          19.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold Sellers harmless from and against any and all Losses, including reasonable attorneys’ fees and court costs, that shall arise with respect to: (a) the breach of or failure by Buyer to perform any covenant or agreement contained in this Agreement (whether occurring before or after the Closing Date); and (b) any breach of any representation or warranty made by Buyer under this Agreement or in any certificate, schedule or exhibit related hereto, subject to the terms and conditions set forth in this Agreement and in the Holdback Agreement, including but not limited to the adjustment of the Purchase Price as set forth in Section 9.2.

          19.3 Procedures.

               (a) Notice. Buyer shall promptly notify Sellers’ Representative and Sellers’ Representative shall promptly notify Buyer and the other parties in writing of the existence of any Loss to which the indemnifying party’s obligations under this section would apply and shall give the indemnifying party a reasonable opportunity to defend the same at the indemnifying party’s own expense and with counsel of its own selection that is reasonably acceptable to the indemnified party; provided that the indemnified party shall at all times have the right to fully participate in the defense at its own expense. If the indemnifying party shall, within a reasonable time after this notice, fail to defend, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Loss on behalf, for the account, and at the risk of the indemnifying party. If the Loss is one that cannot by its nature be defended solely by the indemnifying party (including, without limitation, any federal or state proceeding), then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request; provided that the indemnifying party shall have no obligation to defend the indemnified party until the aggregate of all Losses exceeds the threshold amount set forth in Section 19.5.

               (b) Insurance and Other Third Party Claims. Sellers’ Representative, Buyer and the Company shall take or cause the Company to take all reasonable actions to make claims under any and all applicable insurance policies for any Losses and to make claims against manufacturers and any and all other third parties from whom a Loss could reasonably be reimbursed or recovered. Sellers’ Representative, Buyer and the Company shall diligently pursue such claims; provided that, if the Holdback Period is about to expire and notice of a Loss is given to Sellers’ Representative, the Holdback Period shall be automatically extended with respect to such Loss and the amount of the Loss, or an estimate of such amount provided by an independent third party, shall be retained in the Holdback pending resolution of the third party claim and provided further that the costs of making and pursuing such reimbursement shall be included in the calculation of the Loss. If any party to this Agreement receives any payment with respect to a Loss from any insurer or any third party, the amount received shall be remitted to the indemnifying party to the extent it is in excess of the actual Loss suffered or to reimburse the indemnifying party for any amount previously deducted from the Holdback or previously paid by the indemnifying party to the indemnified party; provided that Buyer shall not be required to remit such amount to Sellers until after the applicable Holdback Period has expired under the Holdback Agreement. Neither Sellers nor Buyer shall make any claims under this Section 19 where any insurance carriers have reimbursed the Company or the indemnified party or with respect to which the indemnified party has otherwise been reimbursed, such as by manufacturers for defective products.

          19.4 Specific Indemnities.

               (a) Environmental Indemnity. Without limiting the generality of the foregoing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and their officers, directors, employees and agents, from and against any and all Losses asserted by any person and relating to or arising from the use, presence, storage, disposal or transportation of, on, under, from, or across the Real Property, at any time prior to the Closing, of any substance, material or waste that is or becomes designated, classified or regulated as being “toxic” or

“hazardous” or a “pollutant” under any federal, state or local law, regulation or ordinance arising from anything occurring prior to the Closing, and regardless of whether Sellers or the Company were in compliance with the law existing at the time of such use, presence, storage, disposal or transportation.

               (b) Employee Benefit Plan Indemnity. Sellers and the Company acknowledge that Buyer may, in its sole discretion, merge one or more of the Company’s Employee Benefit Plans with and into Buyer’s Master 401(k) Plan. Without limiting the generality of the above indemnity, Sellers, severally and not jointly, shall indemnify, defend and hold harmless Buyer and their officers, directors, employees and agents, from and against, and shall reimburse Buyer for, any and all costs, including the fees for any attorney or consultant, to bring into compliance or fund any Employee Benefit Plan that is not in compliance as of the Closing Date, whenever such fees are incurred and whether or not it is known as of the Closing Date that the Employee Benefit Plan is not in compliance with applicable law and fully funded. In the event that Sellers fail to reimburse Buyer upon request, Buyer may deduct such amounts from the Holdback or offset such amounts against any other amounts due to Sellers under this Agreement.

          19.5 Limitations.

               (a) No Seller shall have any obligation to indemnify Buyer for any Loss or Losses until the Losses in the aggregate exceed $250,000, at which time Sellers, severally (in proportion to the proceeds of the sale of their respective Shares) or jointly if specifically provided in this Agreement shall be liable for all such Losses from the first dollar.

               (b) Sellers shall have no obligation to indemnify Buyer for any Losses in excess of $15 million, including the Holdback, in the aggregate, and Buyer shall have no obligation to indemnify Sellers for any Losses in excess of $15 million; provided, however, that with respect to any Losses arising out of a breach by any Seller of a representation or warranty contained in Section 5.1 through 5.5 or in Section 6.9 or 6.11, such Seller (or Sellers severally, pro rata, in the case of Section 6.9 or 6.11) shall be liable for any such Losses up to the full amount of the Purchase Price received by such Seller as set forth in Schedule 5.1 attached hereto.

               (c) In computing the amount of any Losses as to which a party shall be entitled to indemnification hereunder, (i) the indemnifying party shall be given the benefit of any insurance Proceeds which may become available to the indemnitee and (ii) such amounts shall be limited to the after-tax consequences to the indemnitee (or the Affiliate group of which the indemnitee is a member).

          19.6 Exclusive Remedy. If the Closing occurs, this Article 19 and the remedies available under Article 14 shall be the exclusive remedies for breaches of this Agreement (including any covenant, obligation or representation or warranty contained in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement).

     20. Binding. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns. This Agreement may be assigned by Buyer without the written consent of Sellers to an Affiliate of Buyer, so long as

Buyer remains liable to Sellers hereunder, but may not be assigned by Sellers without the prior written consent of Buyer.

     21. Entire Agreement. This Agreement and its exhibits, schedules and attachments, together with the standstill and confidentiality provisions of that letter agreement dated February 8, 2005, contain the full and complete understanding and the entire agreement of the parties hereto with respect to the acquisition of the Shares and all other transactions contemplated herein and, except as specifically set forth herein, supersedes all prior agreements or understandings among the parties hereto relating to the subject matter hereof.

     22. Amendment. This Agreement may be amended, modified or supplemented only by written instruments signed by all parties hereto.

     23. Severable. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

     24. Notices. All notices, requests, demands and other communications under this Agreement to the parties shall be in writing and shall be personally delivered or sent by commercial courier (including any nationally recognized overnight courier), facsimile (with the original by mail) or certified or registered mail, postage prepaid, to the following addresses:

The Company and Sellers:	Chapel Steel Corp.
590 North Bethlehem Pike
Lower Gywnedd, Pennsylvania 19002
Attn: James R. Sutow
Fax: (215) 793-0911

With a copy to:	Schnader Harrison Segal & Lewis LLP
1600 Market Street, Suite 3600
Philadelphia, PA 19103-7286
Attn: Allan B. Schneirov
Fax: (215) 972-7247

Buyer:	Reliance Steel & Aluminum Co.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071
Attn: Chief Executive Officer
Fax: (213) 687-8792

With a copy to:	Reliance Steel & Aluminum Co.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071
Attn: General Counsel
Fax: (213) 687-8792

     Any party may change its address for purposes of this Section 24 by giving the other parties notice of the new address in the manner set forth herein. Any notice given as set forth herein shall be deemed to be received on the earlier of actual receipt or four (4) business days after being sent.

     25. Attorneys’ Fees. In any action or arbitration proceeding involving the interpretation or enforcement of, or defense against, any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys’ fees and reasonable costs and expenses incurred in connection with such action or proceeding. In addition, the non-prevailing party shall pay all costs and expenses incurred in enforcing any arbitration award or judgment or in connection with any appeal, and this obligation shall be severable from the other provisions of this paragraph and shall survive any judgment, order or award and shall not be deemed to be merged therewith.

     26. No Waiver. No failure or delay by any party in exercising any right, power or privilege or enforcing any obligation under this Agreement shall operate as a waiver of such right, power, privilege or obligation. No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     27. Further Assurances. Each party to this Agreement shall execute and deliver such other documents, certificates, agreements or instruments and take such other actions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement and to vest in Buyer record and beneficial ownership of the Shares, free and clear of all liens, encumbrances or other interests other than those arising from Buyer’s acts.

     28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     29. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and any federal or state court in the Commonwealth of Pennsylvania shall be the appropriate venue for any action related hereto. Sellers, the Company and Buyer hereby agree to submit to the jurisdiction of any federal or state court in the Commonwealth of Pennsylvania.

     30. Captions. The captions of the various sections of this Agreement are intended solely for convenience and are not to be used to interpret any of the provisions hereof.

     31. Exhibits. All exhibits and schedules attached to this Agreement are incorporated herein by reference.

     32. Waiver of Jury Trial; Alternative Dispute Resolution. BY EXECUTING THIS AGREEMENT, THE PARTIES AGREE THAT THE PARTIES HEREBY WAIVE ANY RIGHT TO JURY TRIAL. EACH PARTY HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL REPRESENTING THAT PARTY AND CONSENTS TO SUCH WAIVER WITH FULL UNDERSTANDING OF THE CONSEQUENCES THEREOF. Each party shall be responsible for its own expenses and costs of any witnesses selected by such party. Upon the written request of any party, the parties may agree to mediation or other alternative dispute resolution procedures acceptable to all the parties.

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(Continued on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“SELLERS”

/s/ James R. Sutow

James R. Sutow aka James Robert Sutow

/s/ Jerry Sutow

Jerry Sutow, as Trustee under the Revocable Agreement of Trust of Jerry Sutow dated 7/18/02

/s/ Rita Sutow

Rita Sutow, as Trustee under the Revocable Agreement of Trust of Rita Sutow dated 7/18/02

“COMPANY”

CHAPEL STEEL CORP.,
a Pennsylvania corporation

By:	/s/ James R. Sutow

James R. Sutow President and Chief Executive Officer

By:	/s/ Patrick Jones

Patrick Jones Secretary and Assistant Treasurer
(Signatures continued)

“BUYER”

RELIANCE STEEL & ALUMINUM CO.,
a California corporation

By:	/s/ David H. Hannah

David H. Hannah Chief Executive Officer

By:	/s/ Karla Lewis

Karla Lewis Executive Vice President and Chief Financial Officer

RSAC MANAGEMENT CORP.,
a California corporation

By:	/s/ David H. Hannah

David H. Hannah Chief Executive Officer

By:	/s/ Karla Lewis

Karla Lewis Executive Vice President and Chief Executive Officer

EXHIBIT A

GLOSSARY

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “Agreement” means this Stock Purchase Agreement by and among Sellers, the Company and Buyer.

     “Closing” means the consummation of the purchase and sale of the Shares.

     “Closing Date” means 12:01 a.m. (California time) July 1, 2005, or on such other date as Sellers and Buyer may mutually agree.

     “Closing Financial Statements” means the audited financial statements of the Company prepared as of the day prior to the Closing Date and audited or reviewed by Kreischer, Miller.

     “Contingency Period” means that period from the date of the Agreement to the Closing Date allowed for Buyer’s investigation and inspection of the Company and its business, operations, assets, condition (both financial and other) and records under Section 10 of the Agreement.

     “Employee Benefit Plan” means any pension, profit-sharing, retirement, deferred compensation, bonus, stock purchase, stock option, severance, hospitalization, medical insurance, life insurance, payroll practice, fringe benefit, vacation policy, permissible leave policy or other employee benefit plan, agreement, arrangement or understanding (including, but not limited to, any employee benefit plan as defined in section 3(3) of ERISA) maintained as of the date of this Agreement or as of the Closing Date, or with respect to which the Company as of the date of this Agreement or at any time in the future may have some liability or obligation to contribute or make payments and that relates to Persons employed by the Company or any predecessor of the Company prior to the Closing Date.

     “Environmental Law” means any applicable federal, state or local statute, code, rule, regulation, ordinance, order, judgment, decree, injunction or common law pertaining in any way to the protection of human health or the environment, including, but not limited to, the Resource Conservation and Recover Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601-9675), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2671), the Hazardous Material Transportation Act (49 U.S.C. §§ 1801-1813), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251-1387), the Clean Air Act (42 U.S.C. §§ 7401-7642), the Safe Drinking Water Act (42 U.S.C. §§ 300(f)-300(j)-26) the Solid Waste Disposal Act (42 U.S.C. §§ 6901-6992(k)), the Coastal Zone Management Act (16 U.S.C. §§ 1451-1464), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any similar or comparable federal, state or local law, all as supplemented or amended or as implemented through statutes or regulations as of the date of this Agreement.

     “Equity Shortfall” means the amount, if any, by which the shareholders’ equity as reflected on the Company’s reviewed or audited Closing Financial Statements as of the Closing Date is less than $33 million, with such shareholders’ equity determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the reviewed or audited financial statements of the Company as at December 31, 2004.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Facilities” means the Company’s Facilities located at those locations set forth on Schedule 6.19.

     “Financial Statements” means and includes (i) the financial statements of the Company as of December 31, 2004, and for the period of 12 months then ended, setting forth in comparative form the financial information for the Company’s preceding fiscal year, as reviewed or audited and certified by Kreischer Miller, independent public accountants, and (ii) the financial statements of the Company as at March 31, 2005 and for the three months then ended, as prepared and certified by the Company’s chief financial officer, copies all of which have been delivered by the Company to Buyer.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Hazardous Substance” means any hazardous, toxic, radioactive or infectious substance, material, waste, pollutant or contaminant as defined, listed or regulated under any Environmental Law, and specifically shall include, but not be limited to, asbestos and petroleum.

     “Holdback” means that portion of the Purchase Price deposited in an escrow account and held by the escrow holder for the Holdback Period(s) and subject to the terms and conditions set forth in the Holdback Agreement.

     “Holdback Agreement” means that Holdback Agreement attached as Exhibit B relating to the retention and release of the Holdback.

     “Holdback Period” means that period of time between the Closing Date and that date which is eighteen (18) months after the Closing Date.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated).

     “Loss” means any and all losses, claims, damages, injuries, liabilities, Taxes, fines, penalties, costs or expenses incurred or suffered by Buyer or the Company, including, but not limited to, reasonable costs and expenses of attorneys, investigation or in connection with a proceeding.

     “Other Property” means all real property (other than the Real Property) now or previously owned, leased, controlled or operated by the Company.

     “Payments at Closing” means that portion of the Purchase Price and the consideration for the covenant not to compete Buyer is to pay at the Closing.

     “Permitted Exceptions” means those exceptions to the Company’s title to the Real Property set forth on Schedule 10.4.

     “Person” means an individual, partnership, corporation (including a business trust), a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity, or a government or any political subdivision or agency thereof.

     “Proceeding” or “proceedings” means any claim, demand, action, suit, arbitration, proceeding (whether civil, criminal, administrative, investigative or otherwise), prosecution, hearing, inquiry, audit, examination, investigation or dispute.

     “Purchase Price” means the $110.0 million Buyer is to pay for the Shares, subject to adjustment as provided in the Agreement, and the covenant not to compete.

     “Real Property” means all real property that is owned in fee by the Company and all real property in which the Company has any interest as lessor or lessee under any lease, sublease or other agreement, all of which is listed or identified in Schedule 6.19.

     “Shares” means all of the issued and outstanding shares of capital stock of the Company and any outstanding rights to acquire such capital stock.

     “Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, green mail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, government fee or like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any federal, state, local or foreign governmental authority responsible for the imposition of any such tax.